EXHIBIT 99.1

Contact

Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

ENDURANCE SPECIALTY ANNOUNCES SHARE REPURCHASE FROM FOUNDING SHAREHOLDER

PEMBROKE, Bermuda – March 4, 2005 – Endurance Specialty Holdings Ltd. (NYSE:ENH) announced today that it has repurchased 350,000 of its ordinary shares owned by Metro Center Investments Pte Ltd., an initial investor at the formation of the Company. The purchase price was $34.6775 per share, representing a 3% discount to the closing price for the ordinary shares on March 4, 2004. The purchase price totaled $12,137,125. Endurance is using existing cash on hand to fund the repurchase.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “This transaction demonstrates our continuing commitment to our capital management strategy of enhancing our return on equity through a selective repurchase of our ordinary shares at an attractive valuation.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings, Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.